Exhibit 99.1

FOR IMMEDIATE RELEASE

TECO ENERGY REPORTS SECOND-QUARTER RESULTS FROM CONTINUING OPERATIONS

Company maintains 2015 earnings-per-share guidance range of $1.08 to $1.11

TAMPA, Fla. (July 30, 2015) — TECO Energy, Inc. (NYSE:TE) today reported second quarter results from continuing operations. Due to recent developments in negotiations regarding the sale of TECO Coal the company is deferring reporting results from discontinued operations at this time, and expects to report complete second-quarter GAAP results, including unaudited financial statements on or before Aug. 7, 2015.

Second-quarter non-GAAP results from continuing operations, which exclude $0.4 million of costs associated with the integration of New Mexico Gas Co. (NMGC), were $61.9 million, or $0.26 on a per-share basis, compared with $60.3 million, or $0.28 on a per share basis in 2014. GAAP results from continuing operations were $61.5 million, or $0.26 per share, compared to $57.6 million, or $0.27 per share in 2014.

Year-to-date non-GAAP results from continuing operations, which exclude $1.0 million of costs associated with the integration of NMGC, were $126.3 million, or $0.54 on a per-share basis, compared with $110.8 million, or $0.51 on a per-share basis in 2014. Year-to-date GAAP results from continuing operations were $125.3 million, or $0.53 per share, compared to $106.0 million, or $0.49 per share.

TECO Energy President and Chief Executive Officer John Ramil said, “Our Florida operations delivered strong financial performance this quarter and experienced customer growth of 1.8% and 2.2% at Tampa Electric and Peoples Gas, respectively - well above the national average. New Mexico Gas realized improving customer growth and the positive impact of synergies from the acquisition, and was able to deliver near break-even results in a quarter that typically has produced moderate seasonal losses. The strong performance this quarter, combined with our good first quarter results allowed us to deliver 6% year-over-year growth in earnings from continuing operations.”

Non-GAAP Results

Non-GAAP results from continuing operations in the second quarter and year-to-date periods of 2015 and 2014 exclude costs associated with the integration and acquisition of NMGC. Non-GAAP results from continuing operations in the 12-months ended 2015 period exclude deferred tax balance adjustments.

The table below compares the TECO Energy net income from continuing operations with the non-GAAP measures used in this release. Non-GAAP results exclude charges and gains contained in the Results Reconciliation table later in this release. See the Non-GAAP Presentation section and Results Reconciliation table later in this release for reconciliation to results from continuing operations and a discussion regarding this presentation of non-GAAP results and management’s use of this information.

All amounts included in the non-GAAP and operating company discussions below are after tax, unless otherwise noted.

	Results Comparisons
	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)	2015	2014	2015	2014	2015	2014
Net income from continuing operations	$61.5	$57.6	$125.3	$106.0	$225.7	$205.7
Exclude charges	0.4	2.7	1.0	4.8	19.5	9.2

Non-GAAP Results from continuing operations	$61.9	$60.3	$126.3	$110.8	$245.2	$214.9

Segment Reporting

The table below includes TECO Energy segment information on a GAAP basis, which includes all charges and gains for the periods shown.

Segment Information	3 months ended June 30		6 months ended June 30		12 months ended June 30
(millions)
	2015	2014	2015	2014	2015	2014
Net Income from continuing operations
Tampa Electric	$67.7	$62.2	$115.9	$107.4	$233.1	$215.9
Peoples Gas	7.6	7.5	22.2	22.1	35.8	35.1
NMGC (1)	(0.1)	—	13.8	—	24.3	—
Other – net	(13.7)	(12.1)	(26.6)	(23.5)	(67.5)	(45.3)

Net income from continuing operations	$61.5	$57.6	$125.3	$106.0	$225.7	$205.7

(1)	The 12-months ended 2015 period reflect results after the Sept. 2, 2014 closing of the acquisition.

Tampa Electric

Tampa Electric’s net income for the second quarter of 2015 was $67.7 million, compared with $62.2 million for the same period in 2014. Results for the quarter reflected a 1.8% higher average number of customers and higher energy sales primarily due to hotter spring weather. Results reflected higher operations and maintenance and depreciation expenses. Second-quarter net income in 2015 included $3.6 million of Allowance for Funds Used During Construction (AFUDC) equity, which represents allowed equity cost capitalized to construction costs, compared with $2.1 million in the 2014 quarter.

Total degree days in Tampa Electric’s service area in the second quarter of 2015 were 15% above normal, and 22% above the 2014 period, driven by very warm weather in April, which is traditionally a shoulder month for energy sales. Total net energy for load, which is a calendar measurement of retail energy sales rather than a billing-cycle measurement, increased 6.6% in the second quarter of 2015 compared with the same period in 2014. In the 2015 period, pretax base revenues were almost $17 million higher than in 2014, driven by weather, customer growth and almost $2 million of higher pretax base revenue from the $7.5 million of higher base rates effective Nov. 1, 2014 as a result of the 2013 rate case settlement. (The quarterly energy sales shown on the statistical summary that accompanies this earnings release reflect the energy sales based on the timing of billing cycles, which can vary period to period.) Sales to residential customers increased primarily from weather and customer growth. Sales to commercial and non-phosphate industrial customers increased due to hotter weather and the strength of the Tampa area economy. Sales to lower-margin industrial-phosphate customers decreased as self-generation by those customers increased.

Operations and maintenance expense, excluding all Florida Public Service Commission (FPSC)-approved cost-recovery clauses, was $5.0 million higher than in the 2014 quarter, reflecting $2.2 million of higher cost to operate and maintain the generating system and $1.6 million of higher employee-related costs, including short-term incentive accruals for all employees. Depreciation and amortization expense increased $1.4 million in 2015, as a result of normal additions to facilities to reliably serve customers.

Year-to-date net income was $115.9 million, compared with $107.4 million in the 2014 period, driven by 1.7% higher average number of customers, higher energy sales from customer growth, more favorable weather and a stronger economy, partially offset by higher operations and maintenance expenses and depreciation expense. Year-to-date net income in 2015 included $7.4 million of AFUDC equity, compared with $4.4 million in the 2014 period.

Year-to-date total degree days in Tampa Electric’s service area were 12% above normal, and 18% above the prior year-to-date period. Pretax base revenue was almost $20 million higher than in 2014, including approximately $3 million of higher pretax base revenue as a result of the Nov.1, 2014 base rate increase. In the 2015 year-to-date period, total net energy for load was 4.2% higher than the same period in 2014. Higher energy sales were driven by the same factors as the quarterly sales, and winter weather that was colder than in 2014.

Operations and maintenance expenses, excluding all FPSC-approved cost-recovery clauses, increased $4.9 million in the 2015 year-to-date period reflecting the same factors as in the second quarter. Compared to the 2014 year-to-date period, depreciation and amortization expense increased $1.9 million, reflecting additions to facilities to serve customers. Interest expense increased $1.1 million due to higher long-term debt balances.

Peoples Gas

Peoples Gas reported net income of $7.6 million for the second quarter, essentially unchanged from the 2014 quarter. Average customer growth was 2.2% in the quarter, and therm sales to residential customers decreased as a result of much warmer than normal spring weather. Second-quarter results in 2015 reflected slightly lower non-fuel operations and maintenance expense driven by the timing of certain activities, partially offset by higher employee-related costs including short-term incentive accruals for all employees. Depreciation and amortization increased slightly due to normal additions to facilities to serve customers. Sales to power-generation customers and off-system sales increased due to coal-to-gas switching by customers and new gas-fired generation in the state.

Peoples Gas reported net income of $22.2 million for the year-to-date period, essentially unchanged from the same period in 2014. Results reflect a 2.1% higher average number of customers, and lower therm sales to residential customers due to warmer than normal spring weather. Commercial therm sales increased due to strong Florida economic conditions. Sales to power generation customers and off-system sales increased due to the same reasons as in the second quarter. Non-fuel operations and maintenance expense increased $0.5 million compared to the 2014 period, when operations and maintenance expense reflected a first quarter recovery of $1.6 million of costs incurred in connection with a 2010 outage incident.

NMGC

NMGC reported a second quarter loss of $0.1 million, which was less than historical second quarter loss patterns, reflecting the benefit of 0.7% customer growth and lower operating and maintenance expenses from acquisition synergies.

NMGC reported year-to-date 2015 net income of $13.8 million. Results reflect customer growth of 0.6%, much milder than normal winter weather in the first quarter, and degree days 5.4% below normal and 0.8% below 2014. Results include $0.7 million of rate credits to customers under the acquisition approval agreement with the New Mexico Public Regulation Commission.

Other - net

The second quarter 2015 non-GAAP cost from continuing operations for Other – net of $13.3 million excluded $0.4 million of costs associated with the integration of NMGC, compared with the non-GAAP cost of $9.4 million in 2014, which excluded $2.7 million of NMGC acquisition-related costs. Results in 2015 reflect $1.1 million of interest expense at NMGI, and a $2.6 million tax expense related to long-term incentive compensation shares that vested below target levels. Results also reflect $1.0 million of interest expense previously allocated to TECO Coal, which was more than offset by lower interest expense as a result of refinancing debt maturities in May. The cost from continuing operations for Other – net in the second quarter of 2015 was $13.7 million, compared with a cost of $12.1 million in the same period in 2014.

The 2015 year-to-date non-GAAP cost from continuing operations for Other – net was $25.6 million, which excluded $1.0 million of NMGC integration-related costs, compared with $18.8 million in 2014, which excluded $4.7 million of NMGC acquisition-related costs. Cost drivers in the 2015 year-to-date period included $2.2 million of interest at NMGI, $1.0 million of interest previously allocated to TECO Coal that was not offset by lower interest expense, and the second quarter tax expense related to long-term incentive shares discussed above. The 2015 year-to-date Other – net cost from continuing operations was $26.6 million, compared with $23.5 million in the 2014 period.

Maintaining 2015 Guidance from Continuing Operations

TECO Energy expects to deliver consolidated earnings from continuing operations in a range between $1.08 and $1.11 in 2015, excluding any non-GAAP charges or gains. TECO Energy expects earnings in 2015 to be driven by the factors discussed in previous filings with the SEC.

Non-GAAP Presentation

Management believes it is helpful to present a non-GAAP measure of performance that reflects the ongoing operations of TECO Energy’s businesses and that allows investors to better understand and evaluate the business as it is expected to operate in future periods.

Management and the board of directors use non-GAAP measures as a tool for measuring the company’s performance, for making decisions that are dependent upon the profitability of the company’s various operating units, and for determining levels of incentive compensation.

The non-GAAP measures of financial performance used by the company are not measures of performance under accounting principles generally accepted in the United States and should not be considered an alternative to GAAP measures as an indicator of the company’s financial performance or liquidity. TECO Energy’s non-GAAP presentation of results from continuing operations may not be comparable to similarly titled measures used by other companies.

The Results Reconciliation table below presents non-GAAP financial results after eliminating the effects of identified charges and gains. This provides investors additional information to assess the company’s results and future earnings potential.

Results Reconciliation (millions)	3 months ended June 30		6 months ended June 30		12 months ended June 30
	2015	2014	2015	2014	2015	2014
Net income from continuing operations	$61.5	$57.6	$125.3	$106.0	$225.7	$205.7
Add consolidated deferred tax balance adjustments (net)	—	—	—	—	6.7	—
Add costs associated with the acquisition and integration of NMGC	0.4	2.7	1.0	4.8	12.8	9.2

Non-GAAP results (1)	$61.9	$60.3	$126.3	$110.8	$245.2	$214.9

(1)	A non-GAAP financial measure is a numerical measure that includes or excludes amounts, or is subject to adjustments that have the effect of including or excluding amounts, from the most directly comparable GAAP measure.

Webcast

As previously announced, TECO Energy will host a webcast with the investment community to discuss its quarterly results and outlook for the remainder of 2015 at 9:00 a.m. Eastern time today. The webcast will be accessible through a link on TECO Energy’s website: www.tecoenergy.com. The webcast and accompanying slides will be available for replay for 30 days through the website, beginning approximately two hours after the conclusion of the live event.

TECO Energy Inc. (NYSE: TE) is an energy-related holding company with regulated electric and gas utilities in Florida and New Mexico. Tampa Electric serves more than 700,000 customers in West Central Florida; Peoples Gas System serves more than 350,000 customers across Florida; and New Mexico Gas Co. serves more than 510,000 customers across New Mexico. Other TECO Energy subsidiaries include TECO Coal, which owns and operates coal-production facilities in Kentucky, Tennessee and Virginia.

Note: This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. Actual results may differ materially from those forecasted. The forecasted results are based on the company’s current expectations and assumptions, and the company does not undertake to update that information or any other information contained in this press release, except as may be required by law. Factors that could impact actual results include: regulatory actions by federal, state or local authorities; the ability to successfully implement the integration plans for NMGC and generate the financial results to make the acquisition accretive; unexpected capital needs or unanticipated reductions in cash flow that affect liquidity; the ability to access the capital and credit markets when required; general economic conditions affecting customer growth and energy sales at the utility companies; economic conditions affecting the Florida and New Mexico economies; weather variations and customer energy usage patterns affecting sales and operating costs at the utilities and the effect of weather conditions on energy consumption; the effect of extreme weather conditions or hurricanes; general operating conditions; input commodity prices affecting cost at all of the operating companies; natural gas demand at the utilities; and the ability of TECO Energy’s subsidiaries to operate equipment without undue accidents, breakdowns or failures; and the ability of TECO Energy to successfully close the sale of TECO Coal on the anticipated terms, or otherwise exit the coal business. Additional information is contained under “Risk Factors” in TECO Energy, Inc.‘s Annual Report on Form 10-K for the period ended Dec. 31, 2014.

Contact:	News Media: Sylvia Vega – (813) 228-4381
Investor Relations: Mark Kane – (813) 228-1772
Internet: http://www.tecoenergy.com

TAMPA ELECTRIC COMPANY

ELECTRIC OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Sales — Kilowatt-hours*
Three Months Ended Jun. 30,	2015	2014	Percent Change	2015	2014	Percent Change
Residential	$267,416	$243,437	9.9	2,330,622	2,089,150	11.6
Commercial	154,867	150,180	3.1	1,609,933	1,529,248	5.3
Industrial — Phosphate	13,829	16,533	(16.4)	173,218	203,513	(14.9)
Industrial — Other	27,926	26,636	4.8	319,483	297,404	7.4
Other sales of electricity	44,902	45,598	(1.5)	456,012	459,098	(0.7)

	508,940	482,384	5.5	4,889,268	4,578,413	6.8
Deferred and other revenues	9,274	15,213	(39.0)	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	987	1,166	(15.4)	31,176	26,282	18.6
Other operating revenue	13,296	14,018	(5.2)	—	—	—
SO2 Allowance Sales	—	1	(100.0)	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$532,497	$512,782	3.8	4,920,444	4,604,695	6.9

Average customers	717,925	705,312	1.8	—	—	—

Retail Net Energy For Load				5,401,160	5,068,794	6.6

Total Degree Days				1,404	1,149	22.2

	Operating Revenues*			Sales — Kilowatt-hours*
Six Months Ended Jun. 30,	2015	2014	Percent Change	2015	2014	Percent Change
Residential	$480,816	$456,979	5.2	4,170,027	3,912,055	6.6
Commercial	287,855	285,029	1.0	2,960,051	2,880,126	2.8
Industrial — Phosphate	27,250	33,263	(18.1)	340,944	411,785	(17.2)
Industrial — Other	52,687	50,950	3.4	598,899	565,315	5.9
Other sales of electricity	85,430	88,105	(3.0)	856,077	880,899	(2.8)

	934,038	914,326	2.2	8,925,998	8,650,180	3.2
Deferred and other revenues	16,742	13,243	26.4	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	2,871	8,136	(64.7)	84,684	132,706	(36.2)
Other operating revenue	29,400	30,237	(2.8)	—	—	—
SO2 Allowance Sales	—	1	(100.0)	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$983,051	$965,943	1.8	9,010,682	8,782,886	2.6

Average customers	715,977	703,816	1.7	—	—	—

Retail Net Energy For Load				9,644,864	9,254,002	4.2

Total Degree Days				2,034	1,719	18.3

	Operating Revenues*			Sales — Kilowatt-hours*
Twelve Months Ended Jun. 30,	2015	2014	Percent Change	2015	2014	Percent Change
Residential	$1,031,407	$977,986	5.5	8,913,822	8,594,476	3.7
Commercial	604,919	592,074	2.2	6,222,131	6,115,560	1.7
Industrial — Phosphate	53,898	68,460	(21.3)	666,736	850,045	(21.6)
Industrial — Other	106,317	102,500	3.7	1,196,794	1,146,375	4.4
Other sales of electricity	179,224	179,760	(0.3)	1,802,074	1,831,676	(1.6)

	1,975,765	1,920,780	2.9	18,801,557	18,538,132	1.4
Deferred and other revenues	(4,004)	2,180	(283.7)	—	—	—
Provision for Revenue Stipulation	—	—	—	—	—	—
Sales for resale	7,691	11,744	(34.5)	211,150	225,652	(6.4)
Other operating revenue	58,655	60,829	(3.6)	—	—	—
SO2 Allowance Sales	—	—	—	—	—	—
NOx Allowance Sales	—	—	—	—	—	—

	$2,038,107	$1,995,533	2.1	19,012,707	18,763,784	1.3

Average customers	712,241	700,650	1.7	—	—	—

Retail Net Energy For Load				19,705,602	19,314,895	2.0

Total Degree Days				4,353	4,126	5.5

*	in thousands

PEOPLES GAS SYSTEM

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended Jun. 30,	2015	2014	Percent Change	2015	2014	Percent Change
By Customer Segment:
Residential	$28,081	$30,667	(8.4)	12,574	15,292	(17.8)
Commercial	32,507	33,393	(2.7)	109,936	110,931	(0.9)
Industrial	3,199	3,283	(2.6)	70,194	64,819	8.3
Off System Sales	14,376	9,379	53.3	46,365	18,522	150.3
Power generation	1,951	1,666	17.1	190,763	148,694	28.3
Other revenues	11,126	10,569	5.3	—	—	—

	$91,240	$88,957	2.6	429,832	358,258	20.0

By Sales Type:
System supply	$51,606	$50,017	3.2	65,710	40,651	61.6
Transportation	28,508	28,371	0.5	364,122	317,607	14.6
Other revenues	11,126	10,569	5.3	—	—	—

	$91,240	$88,957	2.6	429,832	358,258	20.0

Average customers	361,704	353,876	2.2	—	—	—

	Operating Revenues*			Therms*
Six Months Ended Jun. 30,	2015	2014	Percent Change	2015	2014	Percent Change
By Customer Segment:
Residential	$77,339	$80,411	(3.8)	46,935	48,561	(3.3)
Commercial	74,092	74,257	(0.2)	248,108	241,883	2.6
Industrial	6,442	6,918	(6.9)	146,317	136,803	7.0
Off System Sales	22,179	17,829	24.4	69,786	33,899	105.9
Power generation	3,887	3,568	8.9	375,372	304,345	23.3
Other revenues	27,251	26,555	2.6	—	—	—

	$211,190	$209,538	0.8	886,518	765,491	15.8

By Sales Type:
System supply	$121,041	$121,666	(0.5)	131,994	98,097	34.6
Transportation	62,898	61,317	2.6	754,524	667,394	13.1
Other revenues	27,251	26,555	2.6	—	—	—

	$211,190	$209,538	0.8	886,518	765,491	15.8

Average customers	360,374	352,894	2.1	—	—	—

	Operating Revenues*			Therms*
Twelve Months Ended Jun. 30,	2015	2014	Percent Change	2015	2014	Percent Change
By Customer Segment:
Residential	$141,045	$136,658	3.2	79,149	77,107	2.6
Commercial	138,910	135,492	2.5	466,734	447,923	4.2
Industrial	12,626	13,715	(7.9)	283,797	269,093	5.5
Off System Sales	43,708	35,791	22.1	119,914	79,840	50.2
Power generation	7,113	7,858	(9.5)	714,539	663,354	7.7
Other revenues	49,167	45,554	7.9	—	—	—

	$392,569	$375,068	4.7	1,664,133	1,537,317	8.2

By Sales Type:
System supply	$225,098	$214,043	5.2	228,121	187,174	21.9
Transportation	118,303	115,471	2.5	1,436,012	1,350,143	6.4
Other revenues	49,168	45,554	7.9	—	—	—

	$392,569	$375,068	4.7	1,664,133	1,537,317	8.2

Average customers	357,642	350,264	2.1	—	—	—

*	in thousands

NEW MEXICO GAS COMPANY

GAS OPERATING STATISTICS (Unaudited)

	Operating Revenues*			Therms*
Three Months Ended Jun. 30,	2015	2014 (1)	Percent Change	2015	2014 (1)	Percent Change
By Customer Segment:
Residential	$38,235	$44,911	(14.9)	38,865	36,973	5.1
Commercial	10,319	14,474	(28.7)	16,763	17,579	(4.6)
Industrial	112	249	(55.0)	246	364	(32.4)
Off System Sales	—	—	—	—	—	—
On System Transportation	3,673	3,900	(5.8)	73,376	75,696	(3.1)
Off System Transportation	232	209	11.0	12,296	11,060	11.2
Other revenues	1,481	1,672	(11.4)	—	—	—

	$54,052	$65,415	(17.4)	141,546	141,672	(0.1)

By Sales Type:
System supply	$48,666	$59,634	(18.4)	55,874	54,916	1.7
Transportation	3,905	4,109	(5.0)	85,672	86,756	(1.2)
Other revenues	1,481	1,672	(11.4)	—	—	—

	$54,052	$65,415	(17.4)	141,546	141,672	(0.1)

Average customers	515,761	512,304	0.7	—	—	—

Total Degree Days				472	468	0.9

	Operating Revenues*			Therms*
Six Months Ended Jun. 30,	2015	2014 (1)	Percent Change	2015	2014 (1)	Percent Change
By Customer Segment:
Residential	$125,693	157,129	(20.0)	160,105	159,560	0.3
Commercial	33,526	47,428	(29.3)	57,820	61,568	(6.1)
Industrial	330	669	(50.7)	671	1,037	(35.3)
Off System Sales	308	2,175	(85.9)	1,200	4,251	(71.8)
On System Transportation	9,764	10,178	(4.1)	158,110	173,462	(8.9)
Off System Transportation	437	425	3.0	22,603	22,097	2.3
Other revenues	2,968	3,177	(6.6)	—	—	—

	$173,026	$221,181	(21.8)	400,509	421,975	(5.1)

By Sales Type:
System supply	$159,857	$207,401	(22.9)	219,796	226,416	(2.9)
Transportation	10,201	10,603	(3.8)	180,713	195,559	(7.6)
Other revenues	2,968	3,177	(6.6)	—	—	—

	$173,026	$221,181	(21.8)	400,509	421,975	(5.1)

Average customers	516,273	513,096	0.6	—	—	—

Total Degree Days				2,393	2,411	(0.8)

	Operating Revenues*			Therms*
Twelve Months Ended Jun. 30,	2015 (1)	2014 (1)	Percent Change	2015 (1)	2014 (1)	Percent Change
By Customer Segment:
Residential	$249,614	$281,674	(11.4)	284,974	296,917	(4.0)
Commercial	69,153	81,856	(15.5)	105,164	112,773	(6.7)
Industrial	1,527	1,742	(12.3)	2,601	2,932	(11.3)
Off System Sales	308	2,175	(85.8)	1,200	4,251	(71.8)
On System Transportation	18,888	19,738	(4.3)	314,374	337,521	(6.9)
Off System Transportation	907	840	8.0	47,462	44,409	6.9
Other revenues	6,288	6,662	(5.6)	—	—	—

	$346,685	$394,687	(12.2)	755,775	798,803	(5.4)

By Sales Type:
System supply	$320,602	$367,447	(12.7)	393,939	416,873	(5.5)
Transportation	19,795	20,578	(3.8)	361,836	381,930	(5.3)
Other revenues	6,288	6,662	(5.6)	—	—	—

	$346,685	$394,687	(12.2)	755,775	798,803	(5.4)

Average customers	513,197	510,501	0.5	—	—	—

Total Degree Days				4,016	4,349	(7.7)

(1)	Information presented for 2014 is for comparative purposes only, as this was before the date of acquisition (Sep. 2, 2014).
*	in thousands